UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrants [ ] Check the appropriate box:
 [ ]   Preliminary Proxy Statement
 [X]   Definitive Proxy Statement
 [ ]   Definitive Additional Materials
 [ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            HAMPSHIRE GROUP, LIMITED
                (Name of Registrant as Specified in its Charter)

                          Charles W. Clayton, Secretary
                     (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
 [X] $125 per Exchange  Act Rules  0-11(c) (1) (ii),  14a-6(i)  (1), or 14a-6(j)
     (2).
 [ ] $500 per each party to the  controversy  pursuant to Exchange Act Rule
     14a-6(i) (3).
 [ ] Fee computed on table below per Exchange Act Rules 14(a)-6(i)
     (4) and 0-11.

     1) Title of each class of securities to which transaction applies: _______
     2) Aggregate number of securities to which transaction applies:  _________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: __________________________
     4) Proposed maximum aggregate value of transaction: ______________________

 [ ] Check box if any part of the fee is offset as  provided  by  Exchange
     Act Rule 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amounts previously paid: ______________________________
     2) Form, Schedule or Registration Statement No.: _____________
     3) Filing Party: _________________________________________
     4) Date Filed: __________________________________________

                            Hampshire Group, Limited
                             215 Commerce Boulevard
                         Anderson, South Carolina 29621
                                  April 7, 1997


Dear Fellow Stockholder:

     The 1997 Annual Meeting of Stockholders will be held at The Princeton Club, 15 West Forty-Third Street, New York City, on Wednesday, May 7, 1997 at 10:00 o'clock A.M. All Stockholders are welcome and encouraged to attend this meeting. An official Notice of Annual Meeting of Stockholders appears on the next page of this Proxy.

     The matters scheduled for consideration at the Annual Meeting are set forth in the Notice of Annual Meeting. In addition, the management group will be updating those attending the meeting on the Company's activities and future plans. We will plan ample time for questions and comments, as we value the opportunity to have a dialogue with our Stockholders.

     Michael C. Jackson who has served as a Director of the Company since 1986, advised the Board of Directors that he would not stand for re-election at the 1997 Annual Meeting. He said that the demands of his other business activities would preclude him from devoting the time required for him to continue as a Director of the Company. Mike Jackson has made a significant and vital contribution to the Company in his role as both a Director and advisor. We sincerely thank him for his contribution.

     I sincerely hope that you will be able to attend the Annual Meeting, but in any event, we request that you mark and sign your Proxy and return it to the Company. If you attend the meeting in person and wish to change your vote, you may do so at that time.

                                            Sincerely,

                                            /s/ Ludwig Kuttner
                                            -----------------------------------
                                            Ludwig Kuttner
                                            Chairman of the Board, President
                                            and Chief Executive Officer

                            HAMPSHIRE GROUP, LIMITED
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     Notice is hereby given that the Annual Meeting of Stockholders of Hampshire Group, Limited, a Delaware corporation (the "Company"), will be held at The Princeton Club, 15 West Forty-Third Street, New York, New York on May 7, 1997, at 10:00 A.M. to consider and act on the following proposals:

     1. The election of five Directors to serve until the next Annual Meeting of Stockholders;

     2. The ratification of the appointment of Price Waterhouse LLP, independent accountants, as the Company's auditors for the fiscal year ending December 31, 1997; and

     3. Any other business which may properly come before the Meeting, or any and all adjournments thereof.

     Information regarding the matters to be considered and voted upon at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on April 7, 1997, as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996, and form of Proxy are being mailed together with this Notice.

     Please complete and return to the Company the enclosed Proxy, whether or not you plan to be present at the meeting in person. If you attend the meeting in person, you may revoke your Proxy if you choose to cast your vote in person.

Anderson, South Carolina                    By Order of the Board of Directors,
April 7, 1997
                                            /s/ Charles W. Clayton
                                            ---------------------------------
                                            Charles W. Clayton
                                            Secretary

                            HAMPSHIRE GROUP, LIMITED
                              Post Office Box 2667
                             215 Commerce Boulevard
                               Anderson, SC 29621


                                 PROXY STATEMENT

     The accompanying Proxy is solicited on behalf of the Board of Directors of Hampshire Group, Limited (the "Company") for use at the Annual Meeting of Stockholders to be held at The Princeton Club, 15 West Forty-Third Street, New York, New York, on May 7, 1997, at 10:00 A.M., or at any and all adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying Proxy are being mailed on or about April 10, 1997 to Stockholders of record as of April 7, 1997 (the "Record Date"). All expenses incident to the preparation and mailing of, or otherwise making available to the Stockholders the Notice, Proxy Statement and Proxy are to be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send material to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary and in order to ensure sufficient representation, officers and employees of the Company may, without additional remuneration, solicit proxies from Stockholders by telephone or personal interviews.

     Properly signed and dated Proxies received by the Company's Secretary prior to or at the Annual Meeting will be voted as instructed thereon, or in the absence of such instructions will be voted as follows:

     (1) FOR the election as Directors of the Company those five persons designated as nominees; and

     (2) FOR ratification of the appointment of Price Waterhouse LLP, independent accountants, as the Company's auditors for the fiscal year ending December 31, 1997.

     Any Stockholder giving the Proxy enclosed with this statement may cast a vote in person by revoking the Proxy at the Annual Meeting. Any Proxy may be revoked by notice in writing to the Secretary prior to the Annual Meeting.

                            OUTSTANDING VOTING STOCK

     As of the Record Date, there were 3,872,830 shares of Common Stock, par value $0.10 per share, (the "Common Stock") eligible to vote at the 1997 Annual Meeting of Stockholders. Holders of Common Stock are entitled to one vote for each share of stock held on the Record Date.

Beneficial Ownership

     The following table sets forth certain information regarding the ownership of Common Stock of the Company as of the Record Date by: (a) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (b) each director and named executive officer of the Company designated in the section of the Proxy Statement captioned "Executive Officers of the Registrant"; and (c) all directors and executive officers of the Company as a group. Except as otherwise indicated, all persons listed below have: (x) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law; and (y) record and beneficial ownership with respect to their shares of Common Stock of the Company.

                       BENEFICIAL OWNERSHIP TABLE

         Name                                        Shares          Percent
------------------------------------------------------------------------------
Ludwig Kuttner
   Estouteville, Keene VA 22946                     830,003 (1)      19.54%
Beatrice Ost-Kuttner
   Estouteville, Keene VA 22946                     916,137 (2)      23.75%
Hans W. Schmidig
   Bleicherweg 39, CH-8027, Zurich, Switzerland     481,386          12.48%
Michael C. Jackson
   177 Sabbaday Lane, Washington Depot, CT 06794    291,741 (3)       7.08%
Peter W. Woodworth
   702 Main Street, Winona MN 55987                 290,293 (4)       7.33%
Eugene Warsaw                                       112,043 (5)       2.85%
Charles W. Clayton                                  111,957 (8)       2.88%
Herbert Elish                                        43,821 (6)       1.14%
H. Edward Hurley                                     36,538 (8)       0.94%
Harvey L. Sperry                                     28,003 (7)       0.73%
Fritz Schulte                                         9,018 (8)       0.23%
All directors and executive officers
   as a group (nine persons)                      1,753,417          37.05%

                        (Footnotes continued on Page 3)

                        (Footnotes continued from Page 2)

(1)(Ludwig Kuttner) Includes 134,996 shares of Common Stock issuable upon conversion of the Company's Series D Convertible Preferred Stock, 72,727 shares issuable upon exercise of warrants, 165,512 shares issuable under presently exercisable options and 80,128 shares purchased under the Company's Common Stock Purchase Plan for Directors and Executives (the "Common Stock Purchase Plan"); but does not include shares held by Mrs. Ost-Kuttner and 208,182 shares held by their adult sons as to which Mr. Kuttner disclaims beneficial ownership.

(2)(Beatrice Ost-Kuttner) Does not include shares held by Mr. Kuttner and 208,182 shares held by their adult sons as to which Mrs. Ost-Kuttner disclaims beneficial ownership.

(3)(Michael C. Jackson) Includes 265,455 shares of Common Stock issuable upon exercise of warrants and 14,004 shares purchased under the Common Stock Purchase Plan.

(4)(Peter W. Woodworth) Includes 101,104 shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred Stock and 750 shares issuable under presently exercisable options; but does not include shares held by spouse as follows: 42,675 shares Common Stock and 22,896 shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred Stock as to which Mr. Woodworth disclaims beneficial ownership.

(5)(Eugene Warsaw) Includes 200 shares of Common Stock held in trust for children of Mr. Warsaw, 39,591 shares of Common Stock purchased for the account of Mr. Warsaw under the Common Stock Purchase Plan and 71,252 shares of Common Stock issuable under presently exercisable options.

(6)(Herbert Elish) Includes 32,000 shares of Common Stock held by spouse and 11,821 shares of Common Stock purchased for the account of Mr. Elish under the Common Stock Purchase Plan.

(7)(Harvey L. Sperry) Includes 14,458 shares of Common Stock purchased under th Common Stock Purchase Plan.

(8)Includes, respectively, for Messrs. Clayton, Hurley and Schulte, 27,887, 14,170 and 2,638 shares of Common Stock purchased under the Common Stock Purchase Plan and 36,057, 22,068 and 5,625 shares issuable under presently exercisable options.

Quorum Requirements

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting; but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Under applicable Delaware law, abstentions will be counted for purposes of determining the existence of a quorum, but broker non-votes will not.

ITEM 1.   ELECTION OF DIRECTORS

     At the Annual Meeting, five Directors of the Company will be elected to serve for the ensuing year and until their successors shall be duly elected and qualified. The Board of Directors of the Company is soliciting Proxies for the election of the persons named below. Should any of these nominees not remain a candidate at the time of the Annual Meeting (a situation which is not anticipated), Proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees. Directors will be elected by the vote of the holders of a majority of the stock present in person or represented by Proxy at the Annual Meeting.

Nominees
--------

     The five persons listed below have been nominated for election as Directors of Hampshire Group, Limited and each is currently a Director of the Company.

Ludwig Kuttner                     Age 50                   Director since 1977
Mr. Kuttner was elected Chairman of the Board in 1979 and has served as President and Chief Executive Officer of the Company from 1979 to 1992 and 1994 through the present. Previously, he served in various capacities in the textile and real-estate industries.

Herbert Elish                      Age 63                   Director  since 1986
Mr. Elish serves as Chairman of the Board of Kerr Group, Inc., having been elected to this position in June 1996. Formerly, he served as Chairman of the Board and Chief Executive Officer of Weirton Steel Corporation, having served in that position from 1987 through 1995.

Harvey L. Sperry                   Age 67                   Director since 1977
Mr. Sperry has been a Partner in the law firm of Willkie Farr & Gallagher since 1964. Willkie Farr & Gallagher renders legal services to the Company. He has been a Director of Kerr Group, Inc. since 1973.

Eugene Warsaw                      Age 69                   Director  since 1994
Mr. Warsaw has served as President and Chief Executive Officer of Hampshire Designers, Inc., a subsidiary of Hampshire Group, Limited, since 1987. He served as President and Chief Executive Officer of the Private Label Sportswear division of Phillips Van Heusen and President of Sommerset Knitting Mills from 1982 through 1986.

Peter W. Woodworth                 Age 50                   Director since 1995
Mr. Woodworth is President and Chief Executive Officer of Winona Knitting Mills, a division of Hampshire Designers, Inc. He was the majority stockholder and President of The Winona Knitting Mills, Inc. at the time of its merger into Hampshire Group, Limited in October 1995.

Information about the beneficial ownership of the Company's Common Stock of each nominee is included in the "Beneficial Ownership Table" on Page 2.

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP served as independent accountants of Hampshire Group, Limited during the fiscal year most recently completed. Price Waterhouse has audited the consolidated financial statements of the Company each year since 1984 and is, therefore, familiar with the affairs and financial procedures of the Company. A representative of Price Waterhouse will be present at the Annual Meeting with the opportunity to make any statement such representative so desires, and will be available to respond to appropriate questions raised orally at the meeting or submitted in writing to the Company's Secretary prior to the meeting.

ITEM 3.  TRANSACTION OF OTHER BUSINESS

     The Board of Directors of the Company is not aware of any other matters that may come before the meeting. If any other matters are properly presented to the meeting for action, it is the intention of the persons named as Proxies in the enclosed form of proxy to vote such proxies in accordance with the best judgment of a majority of the Proxies on such matters.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

     The executive officers of Hampshire Group, Limited, who are elected by and serve at the discretion of the Board of Directors of the Company, are as follows:

             Name            Age                     Position
             ----            ---                     --------
   Ludwig Kuttner            50         Chairman of the Board, President
                                         and Chief Executive Officer
   Eugene Warsaw             69         President and Chief Executive Officer,
                                         Hampshire Designers, Inc.
   H. Edward Hurley          48         Executive Vice President,
                                         Hampshire Designers, Inc.
   Peter W. Woodworth        50          President and Chief Executive Officer,
                                         Winona Knitting Mills Division
   Fritz Schulte             41         President and Chief Executive Officer,
                                         Hampshire Hosiery Division
   Charles W. Clayton        59         Vice President, Secretary, Treasurer and
                                         Chief Financial Officer

     Ludwig Kuttner has been Chairman of the Board of the Company since 1979 and has served as President and Chief Executive Officer of the Company from 1979 to 1992 and 1994 through the present. Previously, he served in various capacities in the textile and real-estate industries.

     Eugene Warsaw has been President and Chief Executive Officer of Hampshire Designers, Inc., a subsidiary of Hampshire Group, Limited, since 1987. Prior to joining the Company, Mr. Warsaw served as President and Chief Executive Officer of the Private Label Sportswear Division of Phillips Van Heusen and President of Sommerset Knitting Mills from 1982 to 1986.

     H. Edward Hurley has been Executive Vice President of Hampshire Designers, Inc. since 1993. He served as Vice President of Operations and Corporate Controller from 1986 to 1993. Formerly, he served as Controller of the Finishing Division of Springs Industries, Inc.

     Peter W. Woodworth joined the Company in October 1995 with the merger of The Winona Knitting Mills, Inc. He serves as President of Winona Knitting Mills Division and previously served as President and Chief Executive Officer of The Winona Knitting Mills, Inc. since 1983.

     Fritz Schulte has been President of Hampshire Hosiery since 1994 and assumed the responsibilities of Chief Executive Officer on January 1, 1996. From 1991 to 1994 he was employed as Vice President of Manufacturing at Sheffield Industries, Inc., a hosiery manufacturer. From 1981 until 1991, Mr. Schulte was employed as President and Chief Executive Officer of Chic Hosiery, Inc.

     Charles W. Clayton has been Vice President of the Company since 1979. He has served as Secretary, Treasurer and Chief Financial Officer of the Company since 1984. Prior to joining the Company, Mr. Clayton was employed with Price Waterhouse LLP as an audit manager.


                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information regarding the compensation of the Company's five most highly compensated executive officers for the years
1996, 1995 and 1994.

                              SUMMARY COMPENSATION
                                      TABLE

                                    Annual Compensation
                              --------------------------------
                                                        Other
                                                        Annual
                                                       Compensa-
    Name and                                  Bonus($)   tion
Principal Position            Year  Salary($)   (1)     ($) (2)
------------------            ----  --------- -------  ---------
Ludwig Kuttner                1996  400,000   554,908    15,740
 Chairman, President and      1995  400,000   466,281    44,301
 Chief Executive Officer      1994  366,252   400,000    34,450

Eugene Warsaw                 1996  350,000   537,363     3,801
 President and CEO,           1995  350,000   730,579    17,236
 Hampshire Designers, Inc.    1994  350,000   684,342    17,860

H.Edward Hurley               1996  105,000   164,967     1,167
 Executive Vice President,    1995  100,000   149,021     3,540
 Hampshire Designers, Inc.    1994   92,000   164,242     4,286

Fritz Schulte                 1996  156,000    38,280       404
 President and CEO,           1995  120,000    46,000       785
 Hampshire Hosiery Division   1994   72,000    32,000     2,755

Charles W. Clayton            1996  155,000   186,250     5,285
 Secretary, Treasurer and CFO 1995  155,000   134,360    12,766
 Hampshire Group, Limited     1994  155,000    93,600     8,061



(SUMMARY COMPENSATION TABLE CONTINUED)

                                      Long-Term Compensation
                                  ------------------------------
                                          Awards         Payouts
                                  ---------------------- ------
                                              Securities             All
                                                Under-              Other
                                   Restricted   lying     LTIP     Compensa-
    Name and                         Stock     Options/  Payouts     tion
Principal Position           Year   Awards($)    SAR (#)    ($)        ($)
------------------           ----  ---------   --------- -------   ---------
Ludwig Kuttner                1996    -          7,500     -       78,000(3)
 Chairman,President and       1995    -         15,000     -      128,000
 Chief Executive Officer      1994    -         65,909     -       53,000

Eugene Warsaw                 1996    -            -       -        3,000(4)
 President and CEO,           1995    -         15,000     -        3,000
 Hampshire Designers, Inc.    1994    -         37,275     -        3,000

H.Edward Hurley               1996    -            -       -        3,000(4)
 Executive Vice President,    1995    -          7,000     -        3,000
 Hampshire Designers, Inc.    1994    -         16,818     -        3,000

Fritz Schulte                 1996    -          2,500     -        1,500(4)
 President and CEO,           1995    -          5,000     -        1,500
 Hampshire Hosiery Division   1994    -          5,000     -           -

Charles W. Clayton            1996    -          3,500     -       13,000(3)
 Secretary, Treasurer and CFO 1995    -          7,000     -       13,000
 Hampshire Group, Limited     1994    -         10,000     -        3,000


(1) The annual incentive bonuses for 1996 include amounts paid into the Company's Common Stock Purchase Plan as follows: Kuttner - $221,963;
    Warsaw - $53,736; Hurley - $16,497; Schulte - $5,712 and Clayton - $74,500.

(2) The amounts reported represent discounts on stock purchased under the Company's Common Stock Purchase Plan.

(3) Pursuant to the terms of a deferred compensation plan, Kuttner and Clayton were awarded contributions of $75,000 and $10,000, respectively, which is included in the amount reported and amounts contributed by the Company pursuant to the Company's 401(k) Retirement Savings Plan.

(4) Represents amounts contributed by the Company pursuant to the Company's 401(k)Retirement Savings Plan.

     The following table sets forth information regarding grants of stock options made during 1996 to each of the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                     -------------------------------------
                  Number of    Percent of
                  Securities   Options/SARs
                  Underlying   Granted to    Exercise or            Grant Date
                 Options/SARs  Employees in   Base Price  Expiration  Present
  Name            Granted (#)   Fiscal Yr.    ($/Sh) (1)     Date    Value($)(2)
------------------------------------------------------------------------------

Ludwig Kuttner     1,875                        12.10       02/06/01   5,106.94
                   1,875                        12.10       12/31/01   4,943.44
                   1,875                        12.10       12/31/02   6,488.06
                   1,875                        12.10       12/31/03   7,205.25
                   ------------------------------------------------------------
                   7,500           11.82                              23,743.69
------------------------------------------------------------------------------
Fritz Schulte        625                        11.00       12/31/01   1,266.56
                     625                        11.00       12/31/02   1,576.25
                     625                        11.00       12/31/03   1,933.00
                     625                        11.00       12/31/04   2,413.25
                   ------------------------------------------------------------
                   2,500            3.94                               7,189.06
------------------------------------------------------------------------------
Charles W. Clayton   875                        11.00       12/31/01   2,755.20
                     875                        11.00       12/31/02   3,425.54
                     875                        11.00       12/31/03   3,754.28
                     875                        11.00       12/31/04   4,092.20
                   ------------------------------------------------------------
                   3,500            5.51                              14,027.22
-------------------------------------------------------------------------------


(1) Options were granted under the Company's 1992 Stock Option Plan at the fair market value on the date of grant, except options for Kuttner which were granted at 110% of the fair market value.

(2) A variant of the Black-Scholes option pricing model was used to determine the grant date present value. In applying the model, the Company assumed a 5.31% risk-free rate of return, a 0% dividend yield, an average annualized volatility of 22.54% and an expected term from vest of 3.90 years.


     The following table sets forth information regarding the exercise of options during 1996 and the number and value of unexercised options held at year-end by each of the named executive officers.

              AGGREGATED OPTIONS/SARS EXERCISES IN LAST FISCAL YEAR
                                       AND
                            FY-END OPTIONS/SARS VALUE
                                             No. of Securities   Value of
                                                Underlying      Unexercised
                                               Unexercised      In-the-Money
                                              Options/SARs at     Options/
                      Shares                     FY-End (#)    SARs at FY-End($)
                     Acquired      Value       Exercisable/      Exercisable
       Name        on Exercise(#) Realized     Unexercisable     Unexercisable
-------------------------------------------------------------------------------
                                                                        (1)
Ludwig Kuttner           -           -        165,512/31,988   655,369/148,302
-------------------------------------------------------------------------------

Eugene Warsaw         50,000      302,997      71,252/  -      502,373/   -
-------------------------------------------------------------------------------

H. Edward Hurley      18,182       92,174      22,068/  -      155,271/   -
-------------------------------------------------------------------------------

Fritz Schulte          5,000       25,309       5,625/1,875     30,156/4,219
-------------------------------------------------------------------------------

Charles W. Clayton    18,182      124,524      36,057/2,625    244,959/5,906
-------------------------------------------------------------------------------

(1) The average of the closing bid and closing ask price of the Company's Common Stock at December 31, 1996 was $13.25.

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is responsible for determining executive compensation.

Compensation of All Executives.
------------------------------

     The Committee believes that, if the Company is to maximize profitability, it must attract, motivate and retain executives who will cause the Company to achieve such profitability. Thus, the Company provides its executives with competitive salaries and incentives, which include the sale of Common Stock to executives, thereby aligning the interests of executives and shareholders. Compensation also recognizes individual contributions as well as Company financial results.

Annual Compensation.
-------------------

     Annual compensation consists of salary and incentives with emphasis on lower base salary and higher incentives. Incentive compensation for executives of Hampshire Designers and Hampshire Hosiery is provided by a Profit Incentive Plan, whereby approximately 15% of pre-tax profits are allocated to the executives of each business, either in accordance with employment agreements, or by management with the approval of the Committee.

     Incentive compensation for executives of Winona Knitting Mills Division is determined by a profit incentive plan pursuant to which five percent of the operating profits of Winona is allocated annually to key executives.

     Incentive compensation for Company officers, including Mr. Kuttner, is based on annual goals established by the Committee. A major portion of the incentive compensation is based on the Company achieving profit goals established by the Committee. The incentive compensation paid to Mr. Kuttner for 1996 reflected the achievement of both financial and subjective goals.

Long-term  Incentive  Compensation.
----------------------------------

     Long-term incentive compensation consists of grants of stock options and the opportunity for key executives to use a portion of their incentive compensation to purchase Common Stock of the Company pursuant to the Common Stock Purchase Plan for Directors and Executives. Long-term incentive compensation awards are based on the individual responsibilities of the executive, Company financial results and financial performance of particular profit centers.

     In 1996, the Committee granted to 38 employees options to purchase an aggregate of 63,466 shares of Common Stock at exercise prices of $11.00 - $12.50 per share ($11.28 average exercise price), which was the market price on the date of grant. Options were granted to Mr. Kuttner at 110% of the market price on the date of grant.

     Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million per year paid to or accrued for each of its Chief Executive Officer and four other most highly compensated executive officers. Certain "performance-based" compensation, such as stock options awarded under the Company's 1992 Stock Option Plan, are not subject to the limitation on deductibility. The Committee does not believe that such limitation on deductibility currently affects deductibility of executive compensation for the Company. Executive compensation will be deductible to the extent the Committee deems appropriate.

                                    COMPENSATION AND STOCK OPTION COMMITTEE

                                             Herbert Elish
                                             Michael C. Jackson

                        COMPENSATION COMMITTEE INTERLOCKS

     Messrs. Elish and Jackson have served as members of the Compensation Committee since 1992. Neither member of the Committee is or has been an officer or employee of the Company.

     Mr. Elish serves as Chairman of the Board of Kerr Group, Inc. and formerly served as Chairman of the Board and Chief Executive Officer of Weirton Steel Corporation.

     Mr. Jackson is an Advisory Director of Lehman Brothers which from performs investment banking services for the Company from time to time, and serves as a Director of Kerr Group, Inc.

     Messrs. Jackson and Sperry serve as members of the Compensation and Stock Option Committee of the Board of Directors of Kerr Group, Inc. Mr. Sperry formerly served as a Director of Weirton Steel Corporation.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held eight meetings during the year ended December 31, 1996, and each Director attended at least 75% of the aggregate number of meetings held while he was a Director and the total number of meetings held by all committees of the Board on which served.

     The Company has an Audit Committee which reviews with management all significant accounting and disclosure matters, selects the Company's independent accountants and reviews the scope and findings of such accountant's examination. The Audit Committee also meets with the independent accountants, without the participation of management, to inquire as to the adequacy of the Company's internal controls and the cooperation of management and company personnel in respect to the accountant's examination. The Audit Committee consists of Messrs. Elish, Jackson and Sperry, none of whom are officers or employees of the Company. The Audit Committee held two meetings during the fiscal year ended December 31, 1996.

     The Company has a Compensation and Stock Option Committee (the "Compensation Committee") which reviews and recommends to the Board of Directors the cash or other compensation, including any stock options, to be paid to management. The Compensation Committee currently consists of Messrs. Elish and Jackson, neither of which are officers or employees of the Company. The Compensation Committee held two meetings during the fiscal year ended December 31, 1996.

                            COMPENSATION OF DIRECTORS

     During 1996, Messrs. Elish, Jackson and Sperry received annual Director's fees of $25,000 each. At their election, all of the Director's fees earned by Messrs. Jackson and Sperry was used to purchase Common Stock under the Common Stock Purchase Plan (see "Common Stock Purchase Plan" page 15). Messrs. Kuttner, Warsaw and Woodworth do not receive Director's fees. The Company reimburses the Directors for expenses associated with attendance of Board of Directors meetings.

                              EMPLOYMENT CONTRACTS

     Mr. Kuttner has an employment agreement with the Company which provides for a salary of $400,000 per annum during 1996 and an annual rate review determined by the Board of Directors for each year thereafter. Mr. Kuttner is also entitled to receive an annual bonus based on goals to be achieved by Mr. Kuttner as determined by the Board of Directors. Further, pursuant to the terms of a deferred compensation plan, Mr. Kuttner was awarded contributions of $75,000 during 1996.

     Mr. Warsaw has an employment agreement with Hampshire Designers, Inc. pursuant to which he receives a salary of $350,000 per year, plus an incentive bonus based on the pre-tax income of the sweater division. The Company and Mr. Warsaw each have the right to terminate the agreement at any time upon twelve months notice.

     Mr. Woodworth has an employment agreement with Hampshire Designers, Inc. pursuant to which he receives a salary of $135,000 per year, plus a $67,000 bonus and an incentive bonus based on the pre-tax income of the sweater division. Pursuant to the Agreement and Plan of Merger dated June 5, 1995 among Hampshire Group, Limited, The Winona Knitting Mills, Inc. and Pete and Joyce Woodworth, Mr. and Mrs. Woodworth are entitled to receive as contingent purchase price, a percentage of net income before taxes of the Winona Knitting Mills Division in excess of $1 million in the amount of 10.65% and 7.10%, respectively, for the years 1997 and 1998.

                         OTHER COMPENSATION ARRANGEMENTS

     The Company has certain other compensation plans which are available to the Chief Executive Officer, and the named executive officers including the following:


STOCK OPTION PLAN

     GENERAL: The Stock Option Plan has been maintained by the Company since May 1992. Under the Stock Option Plan, executives and key employees designated by the Compensation Committee of the Board of Directors are granted stock options to purchase shares of the Company's Common Stock. Options are granted at the fair market value on the date of grant and may be granted as incentive or non-qualified stock options.

     ADMINISTRATION: The Stock Option Plan is administered by the Compensation Committee which is composed of Messrs. Elish and Jackson who have never been officers of the Company, or related entity. The Committee has the full power to construe, interpret or amend the Stock Option Plan, to establish the terms of any options granted thereunder, and to determine individuals to whom options will be granted under the Stock Option Plan. In selecting participants and in determining the type and amount of their respective benefits, the Compensation Committee may consider such factors as it deems pertinent. Currently, there are approximately 35 executives and key employees eligible to participate in the Stock Option Plan.

     Pursuant to the Stock Option Plan Amendment dated June 7, 1995, there is an aggregate of 750,000 shares reserved for issuance upon exercise of options granted under the Stock Option Plan, which may be authorized and unissued shares or treasury shares. As of December 31, 1996, 578,692 shares have been granted and 171,308 shares were available for future grants. Shares previously granted which have been canceled or which have expired are included as shares available for future grants.

     OPTION TERMS: The minimum purchase price at which options are granted under the Stock Option Plan is the fair market value per share of the Common Stock as of the date of grant. At the time of approval of the granting of an option to an executive or key employee, the Compensation Committee designates (i) the date of grant of such option, (ii) the schedule and times at which such options will vest and become exercisable and whether the options will constitute an incentive stock option under Section 422 of the Internal Revenue Code, as amended.

     Vested but unexercised options may be exercised for 12 months following a termination of employment on account of death and following a termination of employment on account of disability, or until such earlier time as the option would otherwise expire or terminate on its own terms. If a participant ceases to be employed by the Company for reasons other than disability, death or retirement, the option terminates three months after date of termination of employment.

     INTERNAL REVENUE CODE. The Stock Option Plan also authorizes the Compensation Committee to determine the form of option price payments (cash, Company Common Stock, or a combination thereof), to issue replacement options to participants who voluntarily surrender prior options with a price per share equal to or greater than the price per share of the prior option, to accelerate the vesting and exercisability of all or part of any option, and to adjust the number and type of shares of the Company Common Stock subject to the Stock Option Plan, in order to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event.

COMMON STOCK PURCHASE PLAN

     GENERAL: The Hampshire Group, Limited and Affiliates Common Stock Purchase Plan for Directors and Executive (the "Stock Purchase Plan") encourages non-employee directors and key executives to receive a portion of their cash compensation in the form of Company Common Stock. The Stock Purchase Plan entitles each non-employee director to contribute up to 100% of his annual retainer fees and to have such amounts credited to a deferral account where it is used to purchase Common Stock at a purchase price equal to 95% of the fair market value of a share of Common Stock on the last day of each calendar quarter of the Plan Year.

     With respect to key executives, the Stock Purchase Plan entitles each participating key executive to contribute between 4% and 10% of their annual base salary to a deferral account where it is used to purchase Common Stock at a purchase price equal to 90% of the fair market of a share of Common Stock on the last day of each calendar quarter of the Plan Year to which the contributions relate. In addition, key executives are entitled to contribute 10% to 40% of their annual bonus to a deferral account where it is used to purchase Common Stock at a purchase price equal to 90% of the lower of (1) the average fair market value of a share of Common Stock on the last day of each calendar quarter during the Plan year, or (2) the fair market value of a share of Common stock on the last day of the Plan year.

     With respect to 1996 compensation, a total of $560,000 was contributed by non-employee directors and key executives to purchase an aggregate of 51,256 shares of Common Stock of the Company pursuant to the Plan. Company Common Stock to be issued under the Stock Purchase Plan may be acquired in open market purchases or through the issuance of treasury stock.

     The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code.

     ADMINISTRATION: The Stock Purchase Plan is administered by an administrator (the "Administrator") chosen by the Board of Directors consisting of two members of the Board and two executive officers of the Company. The Administrator has sole discretionary authority to enforce the terms and conditions of the Stock Purchase Plan and has all powers necessary to do so, including the computation and certification of the amount and kind of benefits that are payable to participants in the Stock Purchase Plan and their beneficiaries. The Administrator furnishes to each Participant (as defined below) promptly after the end of each plan year a statement indicating the benefits credited to and the status of the Participant's accounts, maintained under the Plan, as of the end of such plan year. Participation in the Plan is voluntary and all amounts deferred are fully vested.

     ELECTION TO PARTICIPATE: Each non-employee director who elects to defer part or all of his annual retainer fees and each key executive who elects to defer a portion of his annual bonus or annual base salary under the terms of the Stock Purchase Plan will become a participant in the Plan (a "Participant"). In general, a non-employee director must file a written application with the Administrator no later than the December 31 immediately preceding such plan year, indicating the percentage of his annual retainer he wishes to defer during such plan year and the date on which such portion of the Participant's annual retainer shall be distributed. In general, each key executive electing to defer a portion of his annual compensation for a particular plan year must file a written application with the Administrator prior to the first day of such plan year. Deferrals of non-employee directors and key executives must be subsequently approved by the Board of Directors.

     PURCHASE OF COMMON STOCK: Common Stock will be purchased under the Stock Purchase Plan through a trust (the "Trust") created for such purposes. Not later than 10 days following each day that amounts are converted into stock equivalents, the Company will contribute to the Trust either (i) that number of shares of Common Stock, or (ii) cash in an amount sufficient to allow the trustee of the Trust (the "Trustee") to purchase from the Company or in the open market that number of shares of Common Stock equal to the aggregate number of stock equivalents credited to all Participants' Deferral Accounts on such date. Such Common Stock will then be held in the Trust until distribution. Voting rights on Common Stock held in the Trust will be exercised by the Company.

     Dividends payable with respect to stock equivalents credited to each participant's deferral account will be credited to such deferral account as of the date such dividends are actually paid, and will be converted into a number of stock equivalents as of the next quarter end.

     DISTRIBUTIONS OF COMMON STOCK: A Participant may elect to have the amount deferred by such Participant during a particular plan year distributed in a single lump sum, or in substantially equal annual installments over two to ten years beginning on either (i) any specific anniversary of the last day of the plan year to which such deferral relates, or (ii) immediately upon termination as a non-employee director or key executive.

     No right or interest of a Participant under the Stock Purchase Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment nor garnishment by creditors of the Participant or his beneficiary, nor is transferable by the Participant other than by will or the laws of descent and distribution.

     ADJUSTMENTS RELATING TO SHARES: The amount of stock equivalents in each Participant's Deferral Account will be appropriately adjusted upon the occurrence of any stock split, reverse stock split, or stock dividend or other non-cash distribution.

     NO STOCKHOLDER RIGHTS: A Participant will have no rights or privileges as a shareholder with respect to the amounts credited to his Deferral Account or shares of Common Stock held for him in the Trust until the date a distribution is made.

     AMENDMENTS/TERMINATION: The Board of Directors may at any time amend, alter, suspend, discontinue or terminate the Plan without the consent of any Participant, provided that no such action may materially and adversely affect the rights of the Participants with respect to payment of amounts already credited to Participants' Deferral Accounts, or amounts elected to be so credited for the plan year in which such action is taken. The Stock Purchase Plan has no fixed termination date.

     NO RIGHT TO CONTINUED ELECTION AS A DIRECTOR OR EMPLOYMENT: Nothing contained in the Stock Purchase Plan shall confer, and no establishment of or crediting of any amounts to a Deferral Account shall be construed as conferring, upon any Participant, any right to continue as a member of the Board of Directors, or an employee of the Company, or any of its affiliates, or to interfere in any way with the right of the Company to increase or decrease the amount of the annual retainer, salary or bonus payable to a participant.


                        COMPLIANCE WITH SECTION 16(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

     The Company assists the directors and executives in filing reports pursuant to Section 16 of the Securities and Exchange Act of 1934, including Form 4 monthly transaction reports, for those reporting persons who so requested and who agreed to advise the Company of changes in the ownership of the Company's equity securities. To the best of the Company's knowledge and belief, based solely on the review of reports filed with the SEC and upon written representations by directors and certain executives, there were no delinquent
Section 16 reports during the fiscal year ended December 31, 1996.

                      CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Pursuant to an Agreement and Plan of Merger dated June 5, 1996, the Company acquired all the issued and outstanding common stock of The Winona Knitting Mills, Inc. ("Winona") from Pete and Joyce Woodworth and certain minority shareholders. Mr. Woodworth subsequently was elected to the Hampshire Group, Limited Board of Directors. The purchase price consisted of cash, convertible preferred stock, common stock and $3,250,000 of debt to Mr. and Mrs. Woodworth including $2,000,000 of short-term purchase obligations which were paid in February 1996.

     On March 3, 1995, the Company purchased substantially all of the assets of Babette & Partners, Ltd. ("Babette") for a purchase price consisting of $200,000 cash and the assumption of $690,000 of liabilities. Included in the assumed liabilities was a $500,000 principal amount demand note sold by Babette to Ludwig Kuttner, Chief Executive Officer of the Company. In the purchase of assets, the Babette note owed to Mr. Kuttner was exchanged for a note of the Company in the principal amount of $500,000, bearing interest at 9 1/2% per annum. The note was paid in full in February 1997.

     The Company leases its Anderson, South Carolina corporate office facilities (10,000 square feet) and distribution center (57,000 square feet) from Commerce Center Associates, Inc. ("Commerce Center"). Ludwig Kuttner, Chief Executive Officer of the Company, and his wife, Beatrice Ost-Kuttner, together own approximately 18% of the voting stock of Commerce Center. The terms of these leases were approved by the Board of Directors of the Company without the participation of Mr. Kuttner. The Board believes, based upon the advice of an independent appraiser, that the leases are fair and reasonable and are at market terms. The aggregate rent paid during 1996 on these two facilities was $192,000.

     The Company leases its sewing plant in La Crescent, Minnesota (15,000 square feet) and certain storage facilities in Winona, Minnesota from Pete Woodworth, President and Chief Executive Officer of Winona Knitting Mills Division, and Joyce Woodworth, his wife. Further, the Company leases its knitting and finishing plant (110,000 square feet) from relatives of Mr. Woodworth. The Board believes, based upon the advice of an independent appraiser, that the leases are fair and reasonable and are at market terms. The aggregate annual rent for these facilities during 1996 was $135,000.

     Mr. Harvey L. Sperry, a Director of the Company, is a partner in the law firm of Willkie Farr and Gallagher. The firm has served as legal counsel to the Company since 1977.

     Mr. Michael C. Jackson, a Director of the Company, is an Advisory Director of Lehman Brothers who performs investment banking services for the Company from time to time.

                                PERFORMANCE GRAPH

     The following graph sets forth a comparison of the Company's Stockholder performance, the National Association of Security Dealers Automated Quotation
Composite Index and the Dow Jones Apparel Industry Index (United States), in each case assuming an investment of $100 on June 17, 1992, the date on which the Common Stock of the Company was registered pursuant to Section 12 of the Securities Exchange Act of 1934, and the cumulation and the reinvestment of dividends paid thereafter through December 31, 1996. The Company chose the NASDAQ Composite Index as a measure of the broad equity market and the Dow Jones
Apparel Index as a measure of its relative industry performance.

[GRAPH APPEARS HERE]
The NASDAQ
Stock Market           100      123         141      137       191       235
"NASDAQ"

Dow Jones
Apparel Index          100      132          96      110       132       198
"DJAI"

Hampshire
Group, Limited         100       63          61       84       130       146
"HAMP"
                        |        |           |        |         |         |
                ---------------------------------------------------------------
                  June 1992  Dec. 1992  Dec. 1993 Dec. 1994 Dec. 1995 Dec. 1996


                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company no later than January 31, 1998 to be considered for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting. Such proposals should be addressed to:
Hampshire Group, Limited, Attn.: Secretary, Post Office Box 2667, Anderson, SC 29622.


                      INFORMATION AVAILABLE TO STOCKHOLDERS

     The Company's 1996 Annual Report to Stockholders and Form 10-K are being mailed with this Proxy Statement. Additional copies of the 1996 Annual Report and Form 10-K as filed with the United States Securities and Exchange Commission, may be obtained without charge from the Company by writing to:
Hampshire Group, Limited, Attn.: Secretary, Post Office Box 2667, Anderson, SC 29622; or by request at our e-mail address: lwest@hamp.com. Financial statements are also on file with the United States Securities and Exchange Commission, Washington, DC 20549 and can be retrieved on the Internet.


Anderson, South Carolina                   By order of the Board of Directors,
April 7, 1997

                                          /s/ Ludwig Kuttner
                                          -------------------------------------
                                          Ludwig Kuttner
                                          Chairman of the Board, President
                                          and Chief Executive Officer


                  STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE,
                    DATE, SIGN AND RETURN THE ENCLOSED PROXY.
                        YOUR COOPERATION IS APPRECIATED.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
           HAMPSHIRE GROUP, LIMITED FOR ANNUAL MEETING OF STOCKHOLDERS

     The undersigned Stockholder(s) of Hampshire Group, Limited (the "Company"), having received Notice of the Annual Meeting of Stockholders to be held on May 7, 1997 and the Proxy Statement accompanying such Notice, hereby constitutes and appoints Ludwig Kuttner and Harvey L. Sperry and each of them, with several powers of substitution, for and in the name, place and stead of the undersigned, to attend and vote all shares of common stock of the Company, which the undersigned would be entitled to vote at the Annual Meeting, to be held at the Princeton Club, 15 West Forty-Third Street, New York, New York, on May 7, 1997, at 10:00 A.M. and at any and all adjournments thereof, with all power the undersigned would possess if personally present.

Item 1.  Election of five Directors.
         Nominees: 01-Ludwig Kuttner; 02-Herbert Elish; 03-Harvey L. Sperry;
                   04-Eugene Warsaw; and  05-Peter W. Woodworth

         _____ For all nominees listed above
         _____ Withhold authority to vote for all nominees
         _____ Withhold authority to vote for any individual
               nominee _____, _____, _____, _____,
                   (write numbers of nominee(s) above)

Item 2. Proposal to ratify the appointment of Price Waterhouse LLP, independent accountants, as the Company's auditors for the fiscal year ending December 31, 1997.

        _____ For  _____ Against   _____ Abstain


        This proxy will be voted as directed; but if no direction is indicated it will be voted FOR the election of the six nominees listed above and FOR the ratification of the appointment of Price Waterhouse LLP.

        _____ Please check here if you plan to attend the Annual Meeting. Number of shares: _____
        Dated:  ________, 1997
        Signature(s)  ____________________________
                      ____________________________
                    [Please sign exactly as names(s) appear(s)
                     on the stock certificate. For joint accounts, all co-owners must sign Executor, Administrators, Trustees, etc. should so indicate when signing.]